Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE MKT Stock Exchanges

NEWS

Vista Gold Corp. Announces Appointment of General Manager of Mt. Todd Gold Project

Denver, Colorado, November 15, 2012 - Vista Gold Corp. (“Vista” or the “Corporation”) (NYSE MKT and TSX: VGZ) today announced the appointment of Brent Murdoch as General Manager of the Company’s Mt. Todd gold project in Northern Territory, Australia. In this role, Brent will be primarily responsible for building the Mt. Todd operating team, developing operating systems, processes and policies, managing local stakeholder relationships, and ultimately managing the operation of the Mt. Todd mine.

Brent has 24 years of industry experience, including more than ten years’ experience specializing in mine start-ups and large project construction.  Brent has substantial mining industry experience including project experience in gold, manganese, iron ore and copper.  Most recently, Brent was the Ore Processing Facility Manager at the Solomon Mine in Western Australia for Leighton Contractors and previously served as the Commissioning Manager for Leighton Contractors at the Yandi Mine, General Manager of OM Manganese Pty Ltd, and General Manager - Construction for Harmony Gold at the Hidden Valley Mine.  Brent’s previous work in the Northern Territory earned him significant recognition from the Northern Land Council for his work in developing training programs for indigenous workers.

Vista’s President and Chief Executive Officer, Fred Earnest, commented, “We are very pleased to have Brent join Vista and lead the Mt. Todd project team.  Brent has been involved in the development of large projects and understands what is required to effectively implement project development both in Australia and in tropical environments.  Brent lives and works in the Northern Territory and understands the priorities of the local community and the rich cultural values of the Jawoyn aboriginal people.  We look forward to the contributions he will make as we complete a preliminary feasibility study of the world-class Mt. Todd gold project and transition to the completion of a feasibility study next year.”

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista is advancing exploration on its Guadalupe de los Reyes gold/silver project in Mexico and has granted Invecture Group, S.A. de C.V. a right to earn a 62.5% interest in the Las Cardones (formerly named Concordia) gold project in Mexico. Vista’s other holdings include the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.